Exhibit 2.1

Termination Notice

Date: June 22, 2023

Pursuant to Section 12.1(a) of the Agreement and Plan of Merger dated December 9, 2022, by and among Kairous Acquisition Corp. Limited, KAC Merger Sub 1, KAC Merger Sub 2, Wellous Group Limited, and certain shareholders and principal owners of Wellous Group Limited (the “Merger Agreement” ), Kairous Acquisition Corp. Limited and Wellous Group Limited mutually agree to terminate the Merger Agreement, effective as of the date hereof. Each of Parent and Company represents that this termination notice has been duly authorized by its board of directors, as provided in Section 12.1(a) of the Merger Agreement.

Capitalized terms in this termination notice shall have the same meaning as set forth in the Merger Agreement.

[Signature Page Follows]

KAIROUS ACQUISITION CORP. LIMITED

By:	/s/ Joseph Lee Moh Hon
Name:	Joseph Lee Moh Hon
Title:	CEO

WELLOUS GROUP LIMITED

By:	/s/ Tan Wee Kuan
Name:	Tan Wee Kuan
Title:	Director

By:	/s/ Henry Chin
Name:	Henry Chin
Title:	Director

[Signature Page to Termination Agreement]